Exhibit 99.1
Tesoro Logistics LP Reports Fourth Quarter and Full Year 2015 Results

•	Fourth quarter net earnings of $66 million, or $0.49 per diluted common limited partner unit

•	Fourth quarter adjusted EBITDA up 65% to $155 million, full year 2015 adjusted EBITDA up 100% to $636 million

•	Distributable cash flow up 104% to $104 million for fourth quarter, full year 2015 distributable cash flow up 92% to $422 million

•	Rockies natural gas business 2015 adjusted EBITDA contribution of $285 million, exceeding $275 million target

•	Raised quarterly distribution 17% from prior year to $0.7800 per limited partner unit

•	Completed the Los Angeles Storage and Pipeline Assets acquisition from Tesoro in November 2015

SAN ANTONIO - February 1, 2016 - Tesoro Logistics LP (NYSE: TLLP) today reported fourth quarter net earnings of $66 million, or $0.49 per diluted common limited partner unit compared to a net loss of $13 million, or $0.34 per diluted common limited partner unit in the fourth quarter 2014. Adjusted EBITDA for the fourth quarter was $155 million, up $61 million or 65% from the fourth quarter 2014, which was reduced by approximately $24 million of charges for expected future remediation costs for the 2013 crude oil pipeline release at Tioga, North Dakota.

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
($ in millions)		(Includes Predecessor)		(Includes Predecessor)
Operating Income
Gathering	$21	$9	$142	$47
Processing	28	6	105	6
Terminalling and Transportation	66	42	226	173
Total Segment Operating Income	$115	$57	$473	$226
Net Earnings (Loss)	$66	$(13)	$275	$79

Adjusted EBITDA (a)
Gathering	$39	$26	$218	$69
Processing	39	10	160	10
Terminalling and Transportation	87	65	310	259
Total Segment Adjusted EBITDA (a)	$165	$101	$688	$338

EBITDA (a)	$154	$64	$621	$287
Adjusted EBITDA (a)	$155	$94	$636	$318
Distributable Cash Flow (a)	$104	$51	$422	$220
Pro Forma Distributable Cash Flow (a) (b)	$104	$50	$458	$219

Total Distributions to be Paid	$97	$70	$334	$217
Pro Forma Distribution Coverage Ratio (b) (c)	1.07x	0.71x	1.37x	1.01x

___________________

(a)
For more information on EBITDA, Adjusted EBITDA, Distributable Cash Flow and Pro Forma Distributable Cash Flow, see “Reconciliation of Amounts Reported under U.S. GAAP” and “Segment Reconciliation of Amounts Reported under U.S. GAAP”.

(b)
Reflects the adjustment to include the noncontrolling interest in QEP Midstream Partners, LP (“QEPM”) as controlling interest based on the pro forma assumption that the merger of QEPM with TLLP occurred on December 2, 2014.

(c)
The Distribution Coverage Ratio is calculated as Distributable Cash Flow divided by total distributions to be paid for the respective periods. For the three months and year ended December 31, 2015, the Distribution Coverage Ratio was 1.07x and 1.26x, respectively. The Pro Forma Distribution Coverage Ratio is calculated as Pro Forma Distributable Cash Flow divided by total distributions to be paid for the respective periods.

“Tesoro Logistics delivered another strong operating quarter with year-over-year volume, EBITDA and distributable cash flow growth,” said Greg Goff, Chairman and Chief Executive Officer of TLLP’s general partner. “Adjusted EBITDA grew approximately 65% versus last year’s quarter through successful execution of our organic growth objectives and contributions from our Rockies natural gas business and Los Angeles Storage and Pipeline Assets acquisition. We also delivered our 19th consecutive quarter of distribution growth, with our announced distribution growing 4% quarter-over-quarter and 17% year-over-year.”

Distributable cash flow for the fourth quarter was $104 million, up $53 million or 104%, from the fourth quarter 2014. On January 20, 2016, the Company announced its quarterly cash distribution of $0.7800 per limited partnership unit or $3.12 on an annualized basis. The declared distribution represents a 17% increase over the fourth quarter 2014 distribution of $0.6675 per limited partner unit paid in February 2015. This also represents the 19th consecutive quarterly increase of approximately 4% or more. Distribution coverage ratio was 1.07 times for the fourth quarter. Pro forma distribution coverage ratio for the full year 2015 was 1.37 times. Although TLLP completed the merger of QEPM in July 2015, pro forma distribution coverage ratio reflects the adjustment to include the noncontrolling interest in QEPM as controlling interest based on the pro forma assumption that the merger of QEPM with TLLP occurred on January 1, 2015.

Fourth Quarter 2015 Financial and Operational Segment Results
Gathering
The Gathering segment generated $86 million of revenue in the fourth quarter, which was up $35 million from $51 million in the fourth quarter 2014. Adjusted EBITDA for the Gathering segment totaled $39 million in the fourth quarter 2015, up $13 million from the fourth quarter 2014. Adjusted EBITDA was reduced by the environmental accrual of approximately $24 million. Crude oil gathering volumes were up 37% year-over-year and 3% sequentially, driven by the development of the Connolly Gathering System and additional volumes coming on the Tesoro High Plains Pipeline system from third-party gathering systems. Natural gas gathering volumes were up 5% year-over-year and down 1% sequentially, in line with normal seasonal trends.

Processing
The Processing segment generated revenue of $73 million in the fourth quarter, up $50 million from $23 million in the fourth quarter 2014, primarily attributable to a full quarter ownership of the assets. Adjusted EBITDA for the Processing segment totaled $39 million in the fourth quarter, up $29 million from the fourth quarter 2014. NGL processing throughput was up 20% year-over-year and flat sequentially, primarily due to NGL yield optimization.

Terminalling and Transportation
The Terminalling and Transportation segment generated $133 million of revenue in the fourth quarter, which was up $17 million from $116 million in the fourth quarter 2014. Adjusted EBITDA for the Terminalling and Transportation segment totaled $87 million in the fourth quarter, up $22 million from the fourth quarter 2014, primarily driven by contributions from the new Anacortes, Washington terminal completed in November 2015 and contributions from the Los Angeles Storage and Pipeline Assets drop down completed in November 2015.

Capital Expenditures
Capital expenditures for the fourth quarter totaled $59 million. This includes $43 million of growth capital, of which approximately $3 million was reimbursed and $16 million of maintenance capital, of which approximately $5 million was reimbursed.

Strategic Update
“During 2015, we continued to execute our strategy to grow TLLP’s integrated, full-service logistics business. We completed several organic growth projects during the year including the Anacortes terminal in November and the Connolly Gathering System in December,” added Goff. “We also completed the integration of the Rockies natural gas business and the merger of QEPM, which for the full year 2015 contributed $285 million of adjusted EBITDA, exceeding our target of $275 million of adjusted EBITDA. The business delivered approximately $30 million of synergies in the full year 2015, exceeding our $25 million synergy target. Additionally, in November we acquired the Los Angeles Storage and Pipeline Assets from Tesoro which further grew our portfolio of committed, fee-based logistics assets.”

TLLP recently announced several new projects that should position the Company for future growth. These projects include a new High Plains pipeline expansion, the Charging Eagle Gathering System in the Bakken region in North Dakota, a compression and gathering project in the Uinta basin in the Rockies, and the Los Angeles Refinery Interconnect Pipeline project.

On January 29, 2016, the Company made changes to its credit facilities to increase available credit capacity by $700 million, lower borrowing costs and improve financial covenants. TLLP syndicated a new $1.0 billion secured Dropdown Credit Facility and decreased the aggregate available capacity on the Revolving Credit Facility to $600 million from $900 million. Added Goff, “With strong support from Tesoro, solid financial flexibility and continued opportunities for growth, we believe TLLP is well positioned strategically in the current challenging market environment.”

Public Invited to Listen to Analyst Conference Call
At 11:00 a.m. CT tomorrow morning, TLLP will live broadcast its conference call with analysts regarding fourth quarter and full year 2015 and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tesorologistics.com.

About Tesoro Logistics LP
Tesoro Logistics LP is a leading full-service logistics company operating primarily in the Western and Mid-Continent regions of the United States. TLLP owns and operates a network of over 3,500 miles of crude oil, refined products and natural gas pipelines. TLLP also owns and operates 28 crude oil and refined products truck and marine terminals and has over 15 million barrels of storage capacity. In addition, TLLP owns and operates four natural gas processing complexes and one fractionation facility. TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation and is headquartered in San Antonio, Texas.

This earnings release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning projects positioning TLLP for future growth; continued opportunities for growth; TLLP’s strategic position in the current challenging market environment; and guidance regarding throughput volume expectations for the first quarter of 2016. For more information concerning factors that could affect these statements see our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO LOGISTICS LP
FIRST QUARTER 2016 GUIDANCE
(Unaudited)

Throughput
Gathering
Crude oil gathering pipeline (Mbpd)	205 - 225
Crude oil gathering trucking (Mbpd)	25 - 35
Natural gas gathering (thousands of MMBtu/d)	1,000 - 1,050

Processing
NGL processing (bpd)	7,000 - 8,000
Fee-based processing (thousands of MMBtu/d)	700 - 750

Terminalling and Transportation
Terminalling (Mbpd)	960 - 990
Pipeline transportation (Mbpd)	850 - 880

Factors Affecting Comparability

On November 12, 2015, the Partnership purchased crude oil and refined product storage and pipeline assets in Los Angeles, California (the "LA Storage and Handling Assets") owned by subsidiaries of Tesoro Corporation, for a total consideration of $500 million. The Partnership acquired 97 crude oil, feedstock, and refined product storage tanks with combined capacity of 6.6 million barrels and a 50% interest in a 16-mile pipeline that transports jet fuel from Tesoro’s Los Angeles refinery to the Los Angeles International Airport. The acquisition price of $500 million included cash of approximately $250 million and the issuance of common and general partner units to Tesoro, valued at approximately $250 million.

During 2014, we entered into transactions with Tesoro and Tesoro Logistics GP, LLC, our general partner, pursuant to which TLLP acquired from Tesoro three truck terminals, ten storage tanks, two rail loading and unloading facilities and a refined products pipeline (the “West Coast Logistics Assets”) effective July 1, 2014 for the terminals, storage tanks and rail facilities and effective September 30, 2014 for the refined products pipeline. These transactions are collectively referred to as the “West Coast Logistics Assets Acquisition” and were transfers between entities under common control. Accordingly, the 2014 financial information of TLLP contained herein has been retrospectively adjusted to include the historical results of the assets acquired in the West Coast Logistics Assets Acquisition for the periods presented. We refer to the historical results of the West Coast Logistics Assets prior to its acquisition date as our “Predecessor.” Our financial results may not be comparable as our Predecessor recorded revenues, general and administrative expenses and financed operations differently than the Partnership. We entered into the Third Amended and Restated Omnibus Agreement (the “Amended Omnibus Agreement”) in connection with the West Coast Logistics Assets Acquisition.

On December 2, 2014, we acquired QEP Field Services, LLC, which included an approximate 56% limited partner interest in QEPM and 100% of the limited liability company interests of QEPM’s general partner, QEP Midstream Partners GP, LLC from QEP Resources, Inc. (collectively the “Rockies Natural Gas Business Acquisition”). On July 22, 2015, we acquired all remaining limited partner interest in QEPM through the issuance of common units representing limited partnership interests in TLLP. See “Factors Affecting the Comparability of Our Financial Results” in our Annual Report on Form 10-K for the year ended December 31, 2015 for more information on the impact of the Rockies Natural Gas Business Acquisition and the acquisition of the West Coast Logistics Assets from Tesoro. As a result of the Rockies Natural Gas Business Acquisition, we introduced a new reporting segment (Processing) and acquired natural gas gathering operations, which we have presented within our Gathering segment.

Non-GAAP Measures

Our management uses a variety of financial and operating measures to analyze operating segment performance. Our management also uses additional measures that are known as “non-GAAP” financial measures in its evaluation of past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These measures are significant factors in assessing our operating results and profitability and include earnings before interest, income taxes, loss attributable to Predecessors, and depreciation and amortization expense (“EBITDA”), Adjusted EBITDA and Distributable Cash Flow. In 2015, we updated our presentation of EBITDA, Adjusted EBITDA and Distributable Cash Flow to include noncontrolling interest in these calculations. Management uses EBITDA and Adjusted EBITDA to manage our operations and business as a whole without regard to amounts attributable to noncontrolling interests. As a result of the change in EBITDA and Adjusted EBITDA, our definition of Distributable Cash Flow was revised to adjust for noncontrolling interest amounts since they continue to impact cash available for distribution to our unitholders.

We define adjusted EBITDA as EBITDA plus or minus amounts determined to be “special items” by our management based on their unusual nature and relative significance to earnings in a certain period. We define Distributable Cash Flow as adjusted EBITDA plus or minus amounts determined to be “special items” by our management based on their relative significance to cash flow in a certain period. We define Pro Forma Distributable Cash Flow as Distributable Cash Flow plus or minus adjustments for the acquisition of noncontrolling interest in connection with the Merger. We provide complete reconciliation and discussion of items identified as special items with our presentation of adjusted EBITDA and Distributable Cash Flow. Prior periods have been adjusted to conform to current presentation. EBITDA, adjusted EBITDA, Distributable Cash Flow and Pro Forma Distributable Cash Flow are not measures prescribed by U.S. GAAP but are supplemental financial measures that are used by management and may be used by external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The U.S. GAAP measures most directly comparable to EBITDA and adjusted EBITDA are net earnings and net cash from operating activities. EBITDA and adjusted EBITDA should not be considered as an alternative to U.S. GAAP net earnings or net cash from operating activities. EBITDA and adjusted EBITDA have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and net cash from operating activities. We have updated our Distributable Cash Flow to adjust for the impact of our noncontrolling interest acquired in the Rockies Natural Gas Business. The U.S. GAAP measure most directly comparable to Distributable Cash Flow and Pro Forma Distributable Cash Flow is net earnings.

Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These non-GAAP financial measures should not be considered in isolation or as a substitute for analysis of revenues, operating expenses, segment operating income, or any other measure of financial performance presented in accordance with U.S. GAAP. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, because they may be defined differently by other companies in our industry, thereby diminishing their utility.

TESORO LOGISTICS LP
RESULTS OF OPERATIONS
(Unaudited) (In millions, except unit and per unit amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Revenues:
Gathering	$86	$51	$339	$135
Processing	73	23	278	23
Terminalling and Transportation	133	116	495	442
Total Revenues	292	190	1,112	600
Cost and Expenses:
Operating and maintenance expenses, net (a)	120	97	411	265
General and administrative expenses (b)	21	35	102	74
Depreciation and amortization expenses	46	26	179	78
Loss (gain) on asset disposals and impairments (c)	1	—	1	(4)
Total Costs and Expenses	188	158	693	413
Operating Income	104	32	419	187
Interest and financing costs, net	(38)	(46)	(150)	(109)
Equity in earnings of unconsolidated affiliates	1	1	7	1
Earnings (Loss) Before Income Taxes	67	(13)	276	79
Income Tax Expense	1	—	1	—
Net Earnings (Loss)	$66	$(13)	$275	$79

Loss attributable to Predecessors	3	5	17	23
Income attributable to noncontrolling interest	(1)	(3)	(20)	(3)
Net Earnings (Loss) Attributable to Partners	68	(11)	272	99
General partner’s interest in earnings, including incentive distribution rights	(22)	(14)	(73)	(43)
Limited Partners’ Interest in Net Earnings (Loss)	$46	$(25)	$199	$56

Net Earnings (Loss) per Limited Partner Unit:
Common - basic	$0.49	$(0.34)	$2.33	$0.96
Common - diluted	$0.49	$(0.34)	$2.33	$0.96
Subordinated - basic and diluted	$—	$—	$—	$0.62

Weighted Average Limited Partner Units Outstanding:
Common units - basic	91.2	74.4	84.7	54.2
Common units - diluted	91.3	74.4	84.8	54.2
Subordinated units - basic and diluted	—	—	—	5.6

Cash Distributions per Unit Paid During Period (d)	$0.7500	$0.6425	$2.8350	$2.4125
_____________

(a)
Operating and maintenance expenses include imbalance settlement gains of $2 million and $3 million for the three months ended December 31, 2015 and 2014, respectively, and $8 million and $17 million for the years ended December 31, 2015 and 2014, respectively. Also includes reimbursements primarily related to pressure testing completed on the High Plains pipeline and repairs and maintenance costs pursuant to the Amended Omnibus Agreement of $8 million for both the three months ended December 31, 2015 and 2014, and $34 million and $26 million for the years ended December 31, 2015 and 2014, respectively.

(b)
General and administrative expenses include transaction costs related to the Rockies Natural Gas Business Acquisition, Acquisitions from Tesoro and the Northwest Products System acquisition of $1 million and $18 million in the three months ended December 31, 2015 and 2014, respectively, and $2 million and $19 million in the years ended December 31, 2015 and 2014, respectively.

(c)	Includes a $5 million gain related to the sale of the Boise Terminal for the year ended December 31, 2014.

(d)	On January 20, 2016, we declared a quarterly cash distribution of $0.7800 per limited partner unit for the fourth quarter of 2015.

TESORO LOGISTICS LP
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow to Net Earnings Attributable to Partners:
Net earnings (loss)	$66	$(13)	$275	$79
Loss attributable to Predecessor	3	5	17	23
Depreciation and amortization expenses, net of Predecessor expenses	46	26	178	76
Interest and financing costs, net of capitalized interest	38	46	150	109
Income tax expense	1	—	1	—
EBITDA	154	64	621	287
Gain on sale of Boise Terminal (c)	—	—	—	(5)
Acquisition costs included in general and administrative expenses (b) (e)	1	18	2	19
Billing of deficiency payments (f)	—	10	13	10
Inspection and maintenance expenses associated with the Northwest Products System (g)	—	2	—	7
Adjusted EBITDA	155	94	636	318
Interest and financing costs, net (h)	(38)	(30)	(150)	(86)
Proceeds from sale of assets	—	—	—	10
Maintenance capital expenditures, net (i)	(19)	(24)	(54)	(44)
Net earnings attributable to noncontrolling interest (j)	(1)	(3)	(18)	(3)
Reimbursement for maintenance capital expenditures (i)	5	3	9	7
Other adjustments for noncontrolling interest	(1)	8	(21)	8
Other non-cash operating activities	3	3	20	10
Distributable Cash Flow	104	51	422	220
Pro forma adjustment for acquisition of noncontrolling interest (k)	—	(1)	36	(1)
Pro Forma Distributable Cash Flow	$104	$50	$458	$219

Reconciliation of EBITDA to Net Cash from Operating Activities:
Net cash from operating activities	$109	$27	$459	$166
Interest and financing costs, net	38	46	150	109
Changes in assets and liabilities	11	(11)	14	(5)
Income tax expense	1	—	1	—
Net gain (loss) on asset disposals and impairments	(1)	—	(1)	4
Other non-cash operating activities	(6)	(2)	(18)	(8)
Predecessor impact	2	4	16	21
EBITDA	$154	$64	$621	$287

_____________

(e)	Reflects acquisition costs included in general and administrative expenses primarily related to the Rockies Natural Gas Business acquisition.

(f)
Several of our contracts contain minimum volume commitments that allow us to charge the customer a deficiency payment if the customer’s actual throughput volumes are less than its minimum volume commitments for the applicable period. In certain contracts, if a customer makes a deficiency payment, that customer may be entitled to offset gathering fees or processing fees in one or more subsequent periods to the extent that such customer's throughput volumes in those periods exceed its minimum volume commitment. Depending on the specific terms of the contract, revenue under these agreements may be classified as deferred revenue and recognized once all contingencies or potential performance obligations associated with these related volumes have either been satisfied through the gathering or processing of future excess volumes of natural gas, or are expected to expire or lapse through the passage of time pursuant to terms of the applicable agreement. During December 2015 and 2014, we invoiced QEP Field Services, LLC (“QEPFS”) customers for deficiency payments. We did not recognize $13 million and $10 million of revenue for 2015 and 2014, respectively, however, we are entitled to the cash receipt from such billing. The timing and amount of deficiency billings vary based on actual shortfall and terms under the applicable agreements.

(g)
Includes costs from detailed inspection and maintenance programs on the Northwest Products System, which improved the integrity of the Northwest Products Pipeline. The purchase price of the Northwest Products System was reduced to compensate the Partnership for assuming responsibilities to perform this work.

(h)
Interest and financing costs, net exclude capitalized interest, $7 million of reimbursed premiums from Tesoro during the year ended December 31, 2014 and $16 million in fees for an alternative financing arrangement related to the Rockies Natural Gas Business Acquisition during the three months and year ended December 31, 2014.

(i)
Maintenance capital expenditures include expenditures required to ensure the safety, reliability, integrity and regulatory compliance of our assets. Maintenance capital expenditures, net included in the Distributable Cash Flow calculation are presented net of Predecessors’ amounts and the noncontrolling interest portion of maintenance capital expenditures.

(j)
Excludes $2 million of undistributed QEPM earnings prior to the closing of the merger of QEPM with TLLP for the year ended December 31, 2015, that unitholders of QEPM were entitled to receive, but TLLP unitholders received as a result of the merger.

(k)	Reflects the adjustment to include the noncontrolling interest in QEPM as controlling interest based on the pro forma assumption that the Merger occurred on December 2, 2014.

TESORO LOGISTICS LP
SELECTED OPERATING SEGMENT DATA
(Unaudited)
(In millions, except volumes, revenue per barrel, revenue per MMBtu)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Gathering Segment
Revenues
Crude oil gathering pipeline revenues	$35	$24	$123	$66
Crude oil gathering trucking revenues	9	16	46	58
Gas gathering revenues (l)	42	11	170	11
Total Revenues	86	51	339	135
Costs and Expenses:
Operating and maintenance expenses	45	34	119	72
General and administrative expenses	2	2	10	5
Depreciation and amortization expenses	17	6	67	11
Loss on asset disposals and impairments	1	—	1	—
Total Costs and Expenses	65	42	197	88
Gathering Segment Operating Income	$21	$9	$142	$47
Volumes
Crude oil gathering pipeline throughput (bpd)	205,268	150,051	187,836	123,355
Average crude oil gathering pipeline revenue per barrel (m)	$1.86	$1.69	$1.79	$1.46
Crude oil gathering trucking volume (bpd)	28,200	54,896	38,461	49,339
Average crude oil gathering trucking revenue per barrel (m)	$3.27	$3.22	$3.25	$3.23
Gas gathering throughput (thousands of MMBtu/d)	1,102	1,046	1,077	1,046
Average gas gathering revenue per MMbtu (m)	$0.42	$0.41	$0.43	$0.41
_____________

(l)	Natural gas gathering revenues and volumes relate to the operations acquired in the Rockies Natural Gas Business Acquisition.

(m)
Management uses average revenue per barrel, average revenue per MMBtu and average keep-whole fee per gallon of NGLs to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate these measures; other companies may calculate these in different ways. We calculate average revenue per barrel as revenue divided by total throughput (barrels). We calculate average revenue per MMBtu as revenue divided by total volume (MMBtu). We calculate average keep-whole fee per gallon as revenue divided by total volume (gallons). Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered as an alternative to segment operating income, revenues and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Processing Segment (n)
Revenues
NGL processing revenues	$25	$7	$96	$7
Fee-based processing revenues	26	6	107	6
Other processing revenues	22	10	75	10
Total Revenues	73	23	278	23
Costs and Expenses:
Operating and maintenance expenses	34	12	125	12
General and administrative expenses	—	1	4	1
Depreciation and amortization expenses	11	4	44	4
Total Costs and Expenses	45	17	173	17
Processing Segment Operating Income	$28	$6	$105	$6
Volumes
NGL processing throughput (bpd)	7,824	6,532	7,594	6,532
Average keep-whole fee per barrel of NGL (m)	$35.00	$35.51	$34.46	$35.51
Fee-based processing throughput (thousands of MMBtu/d)	748	693	743	693
Average fee-based processing revenue per MMBtu (m)	$0.38	$0.30	$0.39	$0.30

Terminalling and Transportation Segment
Revenues
Terminalling revenues	$102	$89	$377	$333
Pipeline transportation revenues	31	27	118	109
Total Revenues	133	116	495	442
Costs and Expenses:
Operating and maintenance expenses	41	51	167	181
General and administrative expenses	8	7	34	29
Depreciation and amortization expenses	18	16	68	63
Gain on asset disposals and impairments	—	—	—	(4)
Total Costs and Expenses	67	74	269	269
Terminalling and Transportation Segment Operating Income	$66	$42	$226	$173
Volumes
Terminalling throughput (bpd) (o)	943,436	911,118	934,697	917,280
Average terminalling revenue per barrel (m)(o)	$1.19	$1.07	$1.11	$1.00
Pipeline transportation throughput (bpd) (o)	840,945	813,546	824,710	821,716
Average pipeline transportation revenue per barrel (m)(o)	$0.39	$0.37	$0.39	$0.36
___________________

(n)
Processing volumes relate to operations acquired in the Rockies Natural Gas Business Acquisition on December 2, 2014. Per day calculations only reflect the period of 2014 that TLLP owned the Rockies Natural Gas Business.

(o)
The Terminalling and Transportation segment includes predecessor results of operations and volumes related to the West Coast Logistics Assets from inception through June 30, 2014 for the terminals, storage tanks and rail facilities, and through September 29, 2014 for the refined products pipeline.

TESORO LOGISTICS LP
RECONCILIATION TO AMOUNTS UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Reconciliation of Gathering Segment Operating Income to Adjusted EBITDA:
Gathering segment operating income	$21	$9	$142	$47
Depreciation and amortization expenses	17	6	67	11
Equity in earnings of unconsolidated affiliates	1	1	7	1
Gathering Segment EBITDA	39	16	216	59
Billing of deficiency payments (f)	—	10	2	10
Gathering Segment Adjusted EBITDA	$39	$26	$218	$69

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Reconciliation of Processing Segment Operating Income to Adjusted EBITDA:
Processing segment operating income	$28	$6	$105	$6
Depreciation and amortization expenses	11	4	44	4
Processing Segment EBITDA	39	10	149	10
Billing of deficiency payments (f)	—	—	11	—
Processing Segment Adjusted EBITDA	$39	$10	$160	$10

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014

Reconciliation of Terminalling and Transportation Segment Operating Income to Adjusted EBITDA:
Terminalling and Transportation segment operating income	$66	$42	$226	$173
Loss attributable to Predecessor	3	5	17	23
Depreciation and amortization expenses, net of Predecessor expense	18	16	67	61
Terminalling and Transportation Segment EBITDA	87	63	310	257
Gain on sale of Boise Terminal (c)	—	—	—	(5)
Inspection and maintenance expenses associated with the Northwest Products System (g)	—	2	—	7
Terminalling and Transportation Segment Adjusted EBITDA	$87	$65	$310	$259

TESORO LOGISTICS LP
SELECTED FINANCIAL DATA
(Unaudited) (In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Capital Expenditures (p)
Growth	$43	$83	$243	$200
Maintenance (i)	16	26	53	50
Total Capital Expenditures	$59	$109	$296	$250

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Capital Expenditures, Net of Reimbursements (p)
Growth	$40	$79	$224	$186
Maintenance (i)	11	24	44	44
Total Capital Expenditures	$51	$103	$268	$230
_____________

(p)
Total capital expenditures include spending related to the Predecessors prior to each respective acquisition date. These expenditures were primarily for maintenance capital projects and totaled $1 million and $3 million for the three months and year ended December 31, 2015, respectively, and $2 million and $6 million for the three months and year ended December 31, 2014, respectively.

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
General and Administrative Expenses
Gathering	$2	$2	$10	$5
Processing	—	1	4	1
Terminalling and Transportation	8	7	34	29
Unallocated	11	25	54	39
Total General and Administrative Expenses	$21	$35	$102	$74

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Distributions to the Partners of TLLP
Limited partner’s distributions on common units (q)	$73	$53	$259	$171
General partner’s distributions	2	2	6	5
General partner’s incentive distribution rights	22	15	69	41
Total Distributions to be Paid	$97	$70	$334	$217

Distribution Coverage Ratio (r)	1.07x	0.73x	1.26x	1.01x
Pro Forma Distribution Coverage Ratio (r)	1.07x	0.71x	1.37x	1.01x
___________________

(q)	Includes distributions on subordinated units for the year ended December 31, 2014.

(r)
The Distribution Coverage Ratio is calculated as Distributable Cash Flow divided by total distributions to be paid for the respective periods. The Pro Forma Distribution Coverage Ratio is calculated as Pro Forma Distributable Cash Flow divided by total distributions to be paid for the respective periods.

TESORO LOGISTICS LP
BALANCE SHEET DATA
(Unaudited) (In millions)

	Years Ended December 31,
	2015	2014
Cash and cash equivalents	$16	$19
Debt, net of unamortized issuance costs (s)	2,844	2,544
_____________

(s)
Total debt, net of unamortized issuance costs, includes $305 million and $260 million of borrowings outstanding under our revolving credit facility as of December 31, 2015 and December 31, 2014, respectively. We have retrospectively adjusted the December 31, 2014 balance to be reflected net of unamortized issuance costs to conform to current year presentation.

TESORO LOGISTICS LP
RECONCILIATION OF EBITDA TO AMOUNTS UNDER U.S. GAAP
(Unaudited) (In millions)

Rockies Natural Gas Business 2015 EBITDA attributable to TLLP
Reconciliation of Operating Income to EBITDA and Adjusted EBITDA:
Operating income	$179
Depreciation and amortization expenses	93
EBITDA	272
Billing of deficiency payments (f)	13
Adjusted EBITDA	$285

Rockies Natural Gas Business 2015 Projected Annual EBITDA attributable to TLLP
Reconciliation of Projected Net Earnings to Projected Annual EBITDA:
Projected net earnings	$93
Depreciation and amortization expenses	96
Interest and financing costs, net	86
Projected Annual EBITDA	$275